Exhibit 99.4

July 23, 2012

Board of Directors

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

RE: The Immediate Need To Explore Strategic Alternatives

Gentlemen:

I write on behalf of Clinton Group, Inc. (“Clinton”), the investment manager of several funds and accounts that collectively own 4.25% of the common stock of The Wet Seal, Inc. (“Wet Seal” or the “Company”). Founded in 1991, Clinton is an SEC Registered Investment Advisor with over $2.7 billion in assets under management.

The action you took over the weekend in terminating the employment contract of Ms. McGalla, the Company’s (now former) Chief Executive Officer, is a good first step in creating value for shareholders. In our June letter, and in our discussions since then, we have noted that Ms. McGalla’s record of underperformance was stark and unacceptable to us and other shareholders.

With the stock down more than 50% over the last five years (and down more than 80% over the last ten years), shareholder patience has grown thin. We simply cannot wait for the Board to hire yet another Chief Executive – the next one will be the fourth in five years – to embark on yet another change in strategy with the aim of turning around the Company. That path is simply too uncertain.

Instead, the right next step is for the Company to be sold. The Company should hire an investment bank and task it with immediately identifying interested buyers.

We suspect there are more than a few potential buyers that will be confident of their ability to use Wet Seal’s substantial asset base (including its brands and store footprint) to create a steady and valuable earnings stream. We note recent transactions in the industry – Collective Brands, Charming Shoppes and Talbot’s, among others – have rescued shareholders from the sort of chronic under-performance shareholders have suffered at

9 WEST 57TH STREET, NEW YORK, NY 10019 • TEL: 212.825.0400 • FAX: 212.825.0311

Board of Directors

The Wet Seal, Inc.

July 23, 2012

Wet Seal as strategic buyers and private equity firms have demonstrated a willingness to share some of the fruits of the anticipated turnaround with exiting public shareholders. This Board should seek a similar transaction.

We believe the price that can be achieved in such a transaction is meaningfully more than what the Company can do on its own, even in the medium term. The Collective Brands, Charming Shoppes and Talbot’s transactions took place at a 111%, 89% and 76% premium to their unaffected prices, respectively. A sale would likely provide Wet Seal shareholders with a significant premium also and, as importantly, a certain way to realize the full value of the Company. With the multiples in these and other recent transactions at the higher end of historical precedent, we believe a sale could result in a price to the Company’s shareholders of $5 to $8 per share.

In the interim, the Board should take the steps we have been suggesting to return excess capital to shareholders. There is no reason for the Board to insist on holding $148 million in cash on its balance sheet. That cash is shareholder capital, and most of it should be returned to shareholders immediately.

I am available to discuss these matters at your convenience. I can be reached at 212-825-0400.

Sincerely yours,

Joseph A. De Perio

Senior Portfolio Manager

9 WEST 57TH STREET, NEW YORK, NY 10019 • TEL: 212.825.0400 • FAX: 212.377.4181